                                                                   EXHIBIT 10.22


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       BLISS ASSOCIATES, INC. ("Seller"),

             THE BLISS ASSOCIATES, INC. 401(k) PROFIT SHARING PLAN,
                                  MARK R. COX,
                               ROLAND G. HOFFMAN,
                                 ROBERT E. MARX,
                              KENNETH E. MEYERS and
                                GREGORY NITSCHKE
                        ("the Selling Shareholders") and

                             PRIMIS INC. ("Primis")


                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

SECTION 1.  SALE AND TRANSFER OF SHARES; CLOSING..................................................................1
         1.1.     SHARES..........................................................................................1
         1.2.     PURCHASE PRICE..................................................................................1
         1.3.     CLOSING.........................................................................................2
         1.4.     CASH CLOSING CONSIDERATION ADJUSTMENT...........................................................2

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLING SHAREHOLDERS.................................2
         2.1.     CORPORATE STANDING..............................................................................2
         2.2.     AUTHORIZATION; BINDING AGREEMENT................................................................3
         2.3.     CAPITALIZATION..................................................................................3
         2.4.     NO CONFLICT.....................................................................................3
         2.4.     NO CONFLICT.....................................................................................4
         2.6.     SUBSIDIARIES....................................................................................4
         2.7.     CONSENTS........................................................................................4
         2.8.     FINANCIAL STATEMENTS............................................................................4
         2.9.     INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES.....................................5
         2.10.    ABSENCE OF CHANGES..............................................................................5
         2.11.    TITLE TO PROPERTY AND ASSETS; LEASES............................................................6
         2.12.    LEGAL PROCEEDINGS...............................................................................6
         2.13.    ENVIRONMENTAL MATTERS...........................................................................6
         2.14.    LICENSES AND PERMITS; COMPLIANCE WITH LAWS......................................................7
         2.15.    EMPLOYEE BENEFIT PLANS..........................................................................7
         2.16.    LABOR RELATIONS................................................................................10
         2.17.    INSURANCE......................................................................................11
         2.18.    TAX MATTERS....................................................................................11
         2.19.    RELATED PARTY TRANSACTIONS.....................................................................11
         2.20.    BROKERS' AND FINDERS' FEES.....................................................................11
         2.21.    REGISTRATION RIGHTS............................................................................12
         2.22.    INTELLECTUAL PROPERTY..........................................................................12
         2.23.    YEAR 2000 COMPLIANCE...........................................................................12
         2.24.    REQUIRED VOTE OF SELLER STOCKHOLDERS...........................................................12
         2.25.    MATERIAL FACTS.................................................................................12

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PRIMIS..............................................................12
         3.1.     ORGANIZATION AND GOOD STANDING.................................................................13
         3.2.     AUTHORITY......................................................................................13
         3.3.     CAPITALIZATION.................................................................................13



         3.4.     NO CONFLICT....................................................................................14
         3.5.     SUBSIDIARIES...................................................................................14
         3.6.     CONSENTS.......................................................................................14
         3.7.     FINANCIAL STATEMENTS...........................................................................14
         3.8.     LEGAL PROCEEDINGS..............................................................................15
         3.9.     BROKERS' AND FINDERS' FEES.....................................................................15
         2.10.    ABSENCE OF CHANGES.............................................................................15

SECTION 4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION...........................................16
         4.1.     SURVIVAL.......................................................................................16
         4.2.     INDEMNIFICATION................................................................................16
         4.3      INDEMNIFICATION BY PRIMIS......................................................................17
         4.4.     LIMITATIONS ON INDEMNIFICATION.................................................................17
         4.5.     PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS..............................................18
         4.6.     EXCLUSIVE NATURE OF REMEDIES...................................................................18
         4.7.     RIGHT TO OFFSET................................................................................18
         4.8.     REMEDIES.......................................................................................18

SECTION 5. CONDUCT OF BUSINESS PENDING CONSUMMATION..............................................................19
         5.1.     AFFIRMATIVE COVENANTS OF BOTH PARTIES..........................................................19
         5.2.     NEGATIVE COVENANTS OF SELLER...................................................................20

SECTION 6. ADDITIONAL AGREEMENTS.................................................................................21
         6.1.     AGREEMENT AS TO EFFORTS TO CONSUMMATE..........................................................21
         6.2.     INVESTIGATION AND CONFIDENTIALITY..............................................................21
         6.3.     CERTAIN ACTIONS................................................................................22

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.....................................................22
         7.1.     CONDITIONS TO OBLIGATIONS OF EACH PARTY........................................................22
         7.2.     CONDITIONS TO OBLIGATIONS OF PRIMIS............................................................23
         7.3.     CONDITIONS TO OBLIGATIONS OF SELLER AND THE SELLING SHAREHOLDERS...............................24

SECTION 8. NON-COMPETITION.......................................................................................25
         8.1.     NON-COMPETITION AGREEMENT......................................................................25
         8.2.     SPECIFIC PERFORMANCE...........................................................................25
         8.3.     SEVERABILITY...................................................................................26
         8.4.     NO LIMITATION OF OTHER PROVISIONS..............................................................26

SECTION 9. GENERAL PROVISIONS....................................................................................26
         9.1.     TERMINATION....................................................................................26
         9.2.     DEFINITIONS....................................................................................27
         9.3.     PUBLIC STATEMENTS..............................................................................28



         9.4.     NOTICES........................................................................................28
         9.5.     PARTIES IN INTEREST; ASSIGNMENT................................................................30
         9.6.     CONSTRUCTION; GOVERNING LAW....................................................................30
         9.7.     ENTIRE AGREEMENT; AMENDMENT AND WAIVER.........................................................30
         9.8.     SEVERABILITY...................................................................................31
         9.9.     COUNTERPARTS...................................................................................31
         9.10.    EXPENSES.......................................................................................31
         9.11.    TIME OF ESSENCE................................................................................31
         9.13.    DISCLOSURE LETTER..............................................................................31



Exhibits

Section 4.3           Exhibit 1
Section 6.4           Exhibit 2
Section 7.2(f)        Exhibit 3
Section 7.2(h)        Exhibit 4
Section 7.2(i)        Exhibit 5
Section 7.2(j)        Exhibit 6
Section 7.3(d)        Exhibit 7

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 18, 2000 by and among (i) PRIMIS, INC., a Georgia corporation ("Primis"), (ii) THE BLISS ASSOCIATES, INC. 401(k) PROFIT SHARING PLAN (sometimes hereinafter referred to as the "Plan"), MARK R. COX, ROLAND G. HOFFMAN, ROBERT E. MARX, KENNETH E. MEYERS, and GREGORY NITSCHKE (collectively the "Selling Shareholders") and (iii) BLISS ASSOCIATES, INC., a Missouri corporation ("Seller").

                                    RECITALS

                  The Selling Shareholders desire to sell, and Primis desires to purchase, all of the issued and outstanding shares of capital stock of Seller (the "Shares"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

                  In consideration of the premises and the mutual warranties, representations, covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                 SECTION 1. SALE AND TRANSFER OF SHARES; CLOSING

         1.1. SHARES. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3), the Selling Shareholders will sell and transfer the Shares to Primis, and Primis will purchase the Shares from the Selling Shareholders.

         1.2. PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall be: (i) TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000) payable in immediately available funds at Closing (the "Cash Closing Consideration"); provided that such Cash Closing Consideration shall be subject to adjustment as set forth in Section 1.4 below; and (ii) ONE MILLION FIFTY-FIVE THOUSAND DOLLARS ($1,055,000) payable in cash on the first day after the first anniversary of the Closing (the "Deferred Consideration"). Each of portions (i) and (ii) of the Purchase Price shall be distributed as follows:


                                                               at Closing       Deferred Payment
         BLISS ASSOCIATES, INC. 401(K)
                  PROFIT SHARING PLAN                      $1,726,070.05        $1,055,000.00
         MARK R. COX                                          117,443.85                 none
         ROLAND G. HOFFMAN                                    117,443.85                 none
         ROBERT E. MARX                                       117,443.85                 none
         KENNETH E. MEYERS                                    117,443.85                 none,   and
         GREGORY NITSCHKE                                     117,443.85                 none.


         1.3. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Wyatt, Tarrant & Combs in Louisville, Kentucky, at 10:00 a.m. (local time) on January 18, 2000 or at such other time and place as the parties may agree. Subject to the provisions of
Section 9.1, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         1.4. CASH CLOSING CONSIDERATION ADJUSTMENT.

                  1.4.(a) The Cash Closing Consideration is based upon Seller having Closing Shareholders' Equity (as defined in Section 1.4(c)) of $550,000. The Cash Closing Consideration shall be adjusted as follows: (i) if, as set forth on the Closing Balance Sheet (as defined in Section 1.4(b)), the Closing Shareholders' Equity is less than $550,000, the Cash Closing Consideration shall be decreased on a dollar for dollar basis by the amount that the Closing Shareholders' Equity is less than $550,000; and (ii) if, as set forth on the Closing Balance Sheet, the Closing Shareholders' Equity exceeds $550,000, the Cash Closing Consideration shall be increased on a dollar for dollar basis by the amount that the Closing Shareholders' Equity is in excess of $550,000 (the "Cash Closing Consideration Adjustment").

                  1.4.(b) For purposes of this Section 1.4, "Closing Balance Sheet" shall mean Seller's unaudited balance sheet as of the date of the Closing prepared and delivered by Seller to Primis at the Closing. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with Seller's historical financial statements. Seller and its accountants shall consult with Primis and its accountants in connection with the preparation of the Closing Balance Sheet. The President of Seller shall deliver to Primis a certificate to the effect that the Closing Balance Sheet was prepared on the basis described in this Section 1.4(b).

                  1.4.(c) For purposes of this Section 1.4, "Closing Shareholders' Equity" shall mean the shareholder's equity of Seller as reflected on the Closing Balance Sheet.

               SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER
                          AND THE SELLING SHAREHOLDERS

         Seller and the Selling Shareholders, jointly and severally, represent and warrant to Primis as follows:

         2.1. CORPORATE STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri. Seller has all requisite power and authority to: (i) own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted; and (ii) to execute, deliver and perform this Agreement and any other agreement to which Seller is a party, the execution and delivery of which is contemplated hereby or thereby. Seller is duly qualified and is authorized to transact business and is in good standing as foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition. Seller has delivered to Primis true and complete copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of Seller.

         2.2. AUTHORIZATION; BINDING AGREEMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and all necessary action on the part of the Plan. This Agreement has been duly executed and delivered by Seller and Selling Shareholders and constitutes the legal, valid and binding obligation of Seller and Selling Shareholders enforceable against it and them in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         2.3. CAPITALIZATION. As of the Closing Date, the authorized capital stock of Seller consists of (i) 30,000 shares of Common Stock, $1.00 par value per share, of which 2,151 shares are validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, as set forth in Section
2.3 of the Seller Disclosure Letter. Except as set forth in Section 2.3 of the Seller Disclosure Letter, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any character relating to shares of Seller's capital stock or any instruments that can be converted into or exchanged for shares of Seller's capital stock. None of the shares of Seller's capital stock has been issued in violation of any preemptive right. All issuances, sales, redemptions, transfers or purchases of the capital stock of Seller and any involvement in any transfer of any such stock by Seller have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. Except as set forth in Section
2.3 of the Seller Disclosure Letter, there are no contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of Seller. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of Seller may vote are issued or outstanding. Except as set forth in Section 2.3 of the Seller Disclosure Letter, Seller is not a party or subject to any agreement or understanding, and, to Seller's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of Seller.

         2.4. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or the loss of a material benefit under, or the creation of a Lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of Seller's Articles of Incorporation or Bylaws, or the governing documents of the Plan or result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, the Selling Shareholders or the properties or Assets of Seller or the Selling Shareholders.

         2.5. CONTRACTS AND OTHER COMMITMENTS; COMPLIANCE. Section 2.5 of the Seller Disclosure Letter sets forth each material contract, agreement, lease, loan, commitment and proposed transaction to which Seller is a party or is bound (the "Contracts"). Seller is not bound by any judgment, order, writ or decree. No event or condition has occurred or exists, or, to the knowledge of Seller, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any Contract. Seller is not in violation or default of any provision of its Articles of Incorporation or Bylaws, and Seller is not in violation or default in any respect of any material provision of any Contract.

         2.6. SUBSIDIARIES. Except as set forth in Section 2.6 of the Seller Disclosure Letter, Seller does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Seller is not a participant in any joint venture, partnership or similar arrangement.

         2.7. CONSENTS. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Seller or Selling Shareholders in connection with the execution and delivery of this Agreement, or the consummation by Seller and the Selling Shareholders of the transactions contemplated hereby and thereby, which has not already been obtained.

         2.8. FINANCIAL STATEMENTS. Seller's unaudited balance sheet as of December 31, 1999, and the related audited consolidated statement of income for the year then ended ("Year End Financial Statements") and its audited balance sheet as of September 30, 1999 and the related audited statement of income for the nine months then ended (the "September Financial Statements"), are attached to the Seller Disclosure Letter. The Year End Financial Statements and the September Financial Statements were prepared on a cash basis, consistently applied, and present fairly the financial condition and results of operations, changes in stockholders' equity and cash flows for the periods referred to in such (except for the omission of footnotes and other required schedules and information). The balance sheets included in such Year End Financial Statements and such September Financial Statements fairly present the financial condition of Seller as of their respective dates and the statements of income included in such Year End Financial Statements and such September Financial Statements fairly present the results of operations of Seller for the periods then ended. Except as set forth in Section 2.8 of the Sellers Disclosure Letter, Seller does not have any liabilities or obligations of any nature, whether absolute, contingent or otherwise, which are not fully reflected or reserved against in the Year End Financial Statements and the September Financial Statements, except for liabilities that may have arisen in the ordinary course of business and that are not required to be included in the Year End Financial Statements and the September Financial Statements.

         2.9. INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES. Except as set forth in the Year End Financial Statements and the September Financial Statements, Seller does not have any direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, chattel mortgages or other security arrangements with any bank, financial institution or other third party. Except as and to the extent reflected and adequately reserved against in the Year End Financial Statements and the September Financial Statements or incurred in the ordinary course of business since September 30, 1999, as of the Closing, Seller will not have any liability or obligation whatsoever, whether absolute, contingent or otherwise of a nature required to be included in the Year End Financial Statements and the September Financial Statements.

         2.10. ABSENCE OF CHANGES. Except as set forth in Section 2.10 of the Seller Disclosure Letter, since September 30, 1999, there has not been:

                      2.10.(a) any change in the assets, liabilities, financial condition or operating results of Seller from that reflected in the September Financial Statements, except changes in the ordinary course of business or otherwise that have not, individually or in the aggregate, materially and adversely affected the business, properties, prospects or financial condition of Seller (as such business is presently conducted and as it is presently proposed to be conducted);

                      2.10.(b) any damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of Seller (as such business is presently conducted and as it is presently proposed to be conducted);

                      2.10.(c) any waiver or compromise by Seller of a material right or of a material debt owed to it;

                      2.10.(d) any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by Seller, except in the ordinary course of business and that is not material to the business, properties, or financial condition of Seller (as such business is presently conducted and as it is presently proposed to be conducted);

                      2.10.(e) any material change to a material contract or arrangement by which Seller or its assets is bound or subject;

                      2.10.(f) any material change in any compensation arrangement or agreement with any employee or officer;

                      2.10.(g) any sale, assignment or transfer of any intangible assets;

                      2.10.(h) any resignation or termination of employment of any key officer or employee of Seller (and Seller does not know of any impending resignation or termination of employment of any such key officer or key employee);

                      2.10.(i) any mortgage, pledge, transfer of a security interest in, or Lien, created by Seller with respect to any of their properties or assets, except Liens for taxes not yet due or payable;

                      2.10.(j) any declaration, setting aside or payment of any dividend or other distribution of Seller's assets in respect of any of Seller's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Seller;

                      2.10.(k) any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of Seller (as such business is presently conducted and as it is presently proposed to be conducted); or

                      2.10.(l) any agreement or commitment by Seller to do any of the things described in this Section 2.10.

         2.11. TITLE TO PROPERTY AND ASSETS; LEASES.

                      2.11.(a) Section 2.11 of the Seller Disclosure Letter sets forth a complete and accurate list and description of all the real property and all the material personal property that Seller owns or leases. Seller is not bound or committed to make any capital improvement or expenditure with respect to any owned or leased real or personal property.

                      2.11.(b) Except as set forth in Section 2.11 of the Seller Disclosure Letter, Seller has good, valid and marketable title to all the real, personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all Liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for Liens for current taxes not yet due and payable. With respect to the property and assets that it leases, Seller is in compliance with such leases and holds a valid leasehold interest, free and clear of any Liens, claims and encumbrances. All properties and Assets of Seller are in the possession or control of Seller, and no other person is entitled to possession of any such properties and assets.

         2.12. LEGAL PROCEEDINGS. Except as set forth in Section 2.12 of the Seller Disclosure Letter, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Seller's or Selling Shareholders' knowledge, threatened against or affecting Seller or Selling Shareholders against any asset, interest or right of Seller or Selling Shareholders or which questions the validity of the transactions contemplated by this Agreement.

         2.13. ENVIRONMENTAL MATTERS. Seller is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety (the "Environmental Laws") that would, individually, or, together with all other such violations in the aggregate, result in a material and adverse effect on the business and properties or financial condition of Seller and Seller has no knowledge of any material expenditures necessary to comply with the Environmental Laws.

         2.14. LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Seller holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of Seller's business and is in compliance with the terms thereof. Seller has complied with, and is not in any default under (and has not been charged with or received notice with respect to, nor to Seller's knowledge is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, and no action, suit, proceeding, hearing, charge, claim, demand, or notice has been filed or commenced against Seller alleging any failures to comply.

         2.15.  EMPLOYEE BENEFIT PLANS.

         (a) Section 2.15 of Seller's Disclosure Letter lists each bonus, pension (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Seller maintained, or contributed to, by Seller (collectively, "Benefit Plans"), and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Seller and any officer, director or employee of Seller. Seller maintains no Benefit Plans other than those listed in Section 2.15 of Seller's Disclosure Letter.

         (b) No Benefit Plan provides medical or hospitalization benefits to retirees or other former employees, other than medical benefits required to be provided to qualified beneficiaries under the provisions of Section 4980B(f) of the Internal Revenue Code (the "Code") and paid for entirely by the individual electing such coverage.

         (c) Each Benefit Plan has been administered in all material respects in accordance with its terms. Seller and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and, to the knowledge of any Selling Shareholder and Seller, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

         (d) Each Benefit Plan which is an Employee Benefit Pension Plan as defined in Section 3(2) of ERISA ("Pension Plan"), has been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of any Selling Shareholder and Seller, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or, materially increase its costs.

         (e) No Pension Plan that Seller or any other company under common control with Seller (within the meaning of Section 4001(a)(14) of ERISA) ("Affiliate") maintains, or to which Seller or any Affiliate is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). No Selling Shareholder nor Seller is aware of any facts or circumstances that would materially change the funded status of any such Pension Plan. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions to, and payments from, the Pension Plans that may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, and there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under
Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the proper books and records of Seller at the Closing Date. None of Seller or any officer of Seller or any of the Benefit Plans of Seller which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, any administrator or, to the knowledge of any Selling Shareholder and Seller, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under ERISA that could subject Seller or any officer of Seller to the tax or penalty on prohibited transactions imposed by such
Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto during the last five years. Neither Seller, any administrator or other fiduciary or, to the knowledge of any Selling Shareholder and Seller, any trustee of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Seller to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Seller (or any other employer that since September 2, 1974 has ever been treated as a "single employer" under
Section 414(b)(c) or (m) of the Code with Seller or any Subsidiary) has never been required to contribute to any Multiemployer Pension Plans.

         (f) With respect to any Pension Plan subject to Title IV of ERISA (including for purposes of clause (1) below, any Pension Plan maintained by or contributed to by Seller or any other company under common control with Seller within the meaning of Section 414 of the Code and, for purposes of clause (2) below, any Pension Plan maintained or contributed to by Seller or any other company under common control with Seller within the meaning of Section 4001(a)(14) of ERISA):
Seller has not incurred any material liability on or prior to the date hereof
(1) to such Pension Plan or (2) to the Pension Benefit Guaranty Corporation other than for the payment of remiums, all of which have been paid when due.

         (g) With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code, complies with the applicable requirements of
Section 4980B(f) of the Code and (3) to the knowledge of Shareholder and Seller each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Seller on or at any time after the Closing Date.

         (h) Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of Seller is terminable by Seller without notice at any time.

         (i) No liability has been or is expected to be incurred by Seller or Selling Shareholders (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to ERISA or the Code, including, penalties and excise taxes, that could following the Closing, become or remain a liability of Seller's business being acquired by Primis or become a liability of the Primis or of any benefit plans of the Primis and no event, transaction or condition has occurred or exists that could result in any such liability to the business, or following the Closing, to the Primis.

         (j) The Plan will be terminated by appropriate board resolution adopted by Seller's board of directors before the Closing Date with the effective date of plan termination to be before the Closing Date. All contributions to the Plan shall immediately cease on the effective date of the plan termination as stated in the board resolution. Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of Seller is terminable by Seller without notice at any time.

         (k) The individual shareholders who are parties to this Agreement are the only participants in the Plan who have any portion of their account balance in the Plan invested in shares of Seller's stock, and such participants have made the appropriate written direction to the trustees of the Plan to act on their behalf to sell such shares pursuant to the terms of this Agreement and the trustees of the Plan are authorized to and have taken such other actions that may be necessary or appropriate to transfer said shares to Primis pursuant to the terms of this Agreement. All shares of Seller's stock are held by the individual shareholders who are parties to this Agreement and the Plan and there are no other outstanding shares held by any other person or plan.

         (l) The Bliss Associates, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") has been properly and legally terminated and plan assets distributed to participants. No liability (including penalties, interest and excise taxes) has been or is expected to be incurred by Seller or Selling Shareholders with respect to the ESOP, that could following the Closing, become or remain a liability of Seller's business being acquired by Primis or become a liability of Primis or of any benefit plans of Primis and no event, transaction or condition has occurred or exists that could result in any such liability to the business, or following the Closing, to Primis.

         (m) The Bliss Associates, Inc. Deferred Compensation Plan, all of the assets held by the plan, and all obligations and liabilities with respect thereto, have been legally transferred from Seller to eBliss, LLC, a Missouri limited liability company, said obligations and liabilities being wholly assumed by eBliss, LLC, and further releasing Seller and Primis from any obligation or liability with respect thereto, before the Closing Date. There is not and has not been a legally established related rabbi trust (i.e., the Bliss Associates, Inc., Deferred Compensation Trust), associated with the Bliss Associates, Inc. Deferred Compensation Plan inasmuch as the trust was never funded, no assets were transferred thereto and trust documents have not been and will not be executed or delivered by Seller. Neither Seller nor Primis shall have any liability with respect to the plan or trust effective as of the Closing Date.

         2.16. LABOR RELATIONS.

                      2.16.(a) Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                      2.16.(b) There is no unfair labor practice charge or complaint or any other matter against or involving Seller pending or, to Seller's knowledge, threatened before the National Labor Relations Board, any other agency or any court of law;

                      2.16.(c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against Seller;

                      2.16.(d) Seller is not a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                      2.16.(e) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to Seller's knowledge, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Seller. There are no pending governmental audits of the equal employment opportunity practices of Seller and, to Seller's best knowledge, no basis for any such claim exists; and

                      2.16.(f) Seller is in compliance in all material respects with the requirements of the Americans with Disabilities Act.

         2.17. INSURANCE. Seller maintains insurance policies, including property, casualty, liability and other insurance with respect to its assets and business in amounts customary for similarly situated companies and sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed. Seller is not liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are listed in Section 2.17 of the Seller Disclosure Letter and are legal, valid and enforceable and in full force and effect and Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach . Seller has not received any notice of premium increases or cancellations with respect to any of such policies and bonds. Seller believes the amount and type of Seller's insurance coverage is adequate for Seller's business and is consistent with good business practice.

         2.18. TAX MATTERS. Seller has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports ("Tax Returns") required to be filed and all such Tax Returns were correct and complete in all material respects. Seller has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. There are no security interests on any of the assets of Seller that arise in connection with any failure (or alleged failure) to pay any tax. Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         2.19. RELATED PARTY TRANSACTIONS. Except as set forth in Section 2.19 of the Seller Disclosure Letter, no employee, officer or holder of Seller's capital stock or member of his immediate family is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses, or advances with respect to expenses to be, incurred on behalf of Seller, and (iii) for other standard employee benefits made generally available to all employees. To the Seller's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Seller has a business relationship, or any firm or corporation that competes with Seller, except that employees, stockholders, and officers of Seller and members of their immediate families may own stock in publicly traded companies that may compete with Seller.

         2.20. BROKERS' AND FINDERS' FEES. Seller has not employed any broker or finder or incurred any liability for fees or commissions payable to any broker or finder in connection with the negotiations relating to or the transactions contemplated by this Agreement.

         2.21. REGISTRATION RIGHTS. Except as set forth in Section 2.21 of the Seller Disclosure Letter, Seller is not presently under any obligation and has not granted any rights to register under the Securities Act any of its outstanding securities or any of its securities that may be subsequently issued.

         2.22. INTELLECTUAL PROPERTY. Section 2.22 of the Seller Disclosure Letter sets forth a complete and correct list of all intellectual property, including, without limitation, trademarks, service marks, patents, copyrights and applications, used in the conduct of the business of Seller other than commercially available software programs. Seller either owns or has properly licensed all rights necessary or required to provide and perform the services it now provides and performs. Seller's provision or operation of such services will not violate or infringe any intellectual property laws or violate or infringe any rights of third parties. There is no complaint, action or proceeding before any court pending or, to Seller's knowledge, threatened against Seller asserting that Seller's use of any intellectual property infringes the rights of any third party or otherwise contesting Seller's rights with respect to any intellectual property, and there is no basis for such assertion or contest. There are no claims or demands by third parties whether based upon federal or state law, statute or common laws connected with or arising out of or relating to the holding or use of the name "bliss.com" prior to the date hereof. To Seller's knowledge, no third party is infringing on Seller's rights with respect to its intellectual property.

         2.23. YEAR 2000 COMPLIANCE. All devices, systems, machinery, information technology, computer software and hardware, and other date-sensitive technology necessary for Seller to carry on its businesses as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of Seller's business operations. The term "Year 2000 Compliant" means each of the aforementioned items are designed to be used prior to, during and after the year 2000 and will operate during each such time period without error relating to date data, specifically including any error to, or the product of, date data which represents or references different centuries or more than one century, except that software of the Seller as disclosed on Schedule 2.23 will not account for periods greater than 100 years.

         2.24. REQUIRED VOTE OF SELLER STOCKHOLDERS. No vote of the security holders of Seller is required by law, Seller's Articles of Incorporation or Bylaws or otherwise in order for Seller to consummate the transactions contemplated hereby.

         2.25. MATERIAL FACTS. This Agreement and the Sellers Disclosure Letter and certificates furnished by Seller and Selling Shareholders to Primis at the Closing, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

               SECTION 3. REPRESENTATIONS AND WARRANTIES OF PRIMIS

         Except as set forth in the disclosure letter dated the date hereof delivered to each Selling Shareholder (the "Primis Disclosure Letter"), Primis represents and warrants to the Selling Shareholders as follows:

         3.1. ORGANIZATION AND GOOD STANDING. Primis is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Primis has all requisite power and authority to: (i) own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted; and (ii) to execute, deliver and perform this Agreement and any other agreement to which Primis is a party, the execution and delivery of which is contemplated hereby or thereby. Primis is duly qualified and is authorized to transact business and is in good standing as foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition.

         3.2. AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Primis. This Agreement has been duly executed and delivered by Primis and constitutes the legal, valid and binding obligation of Primis enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.3. CAPITALIZATION. Except as otherwise noted in Section 3.3 of the Primis Disclosure Letter, immediately prior to the Closing, the authorized capital stock of Primis consists of 23,000,000 shares comprised of (i) 15,000,000 shares of Common Stock authorized, par value $.01 per share, of which 7,078,671 shares are issued and outstanding, (ii) 1,200,000 shares of Series A Convertible Preferred Stock authorized, par value $.01 per share, of which 1,091,242 shares are issued and outstanding, (iii) 3,000,000 shares of Series B Convertible Preferred Stock authorized, of which 725,130 shares are issued and outstanding, and (iv)2,500,000 shares of Series C Convertible Preferred Stock authorized, par value $.01 per share, of which no shares are issued and outstanding. The Company also has reserved for issuance under its Third Amended and Restated 1997 Employee Stock Option Plan 1,650,000 shares of Common Stock, par value $.01 per share. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in
Section 3.3 of the Primis Disclosure Letter, there are no contracts relating to the issuance, sale or transfer of these securities. Except as set forth in
Section 3.3 of the Primis Disclosure Letter, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any character relating to shares of Primis's capital stock or any instruments that can be converted into or exchanged for shares of Primis's capital stock. None of the shares of Primis's capital stock has been issued in violation of any preemptive right. All issuances, sales, redemptions, transfers or purchases of the capital stock of Primis and any involvement in any transfer of any such stock by Primis have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. Except as set forth in Section 3.3 of the Primis Disclosure Letter, there are no contractual obligations of Primis to repurchase, redeem or otherwise acquire any shares of capital stock of Primis. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of Primis may vote are issued or outstanding. Except as set forth in Section 3.3 of the Primis Disclosure Letter, Primis is not a party or subject to any agreement or understanding, and, to Primis's best knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of Primis.

         3.4. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or the loss of a material benefit under, or the creation of a Lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of Primis's Articles of Incorporation or Bylaws, or the Articles of Incorporation or bylaws of any Primis Subsidiary, or result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Primis or any Primis Subsidiary or Primis's or any Primis Subsidiary's properties or Assets.

         3.5. SUBSIDIARIES. Except as set forth in Section 3.5 of the Primis Disclosure Letter, Primis does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Neither Primis nor any Primis Subsidiary is a participant in any joint venture, partnership or similar arrangement.

         3.6. CONSENTS. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Primis in connection with the execution and delivery of this Agreement, or the consummation by Primis of the transactions contemplated hereby and thereby, which has not already been obtained.

         3.7. FINANCIAL STATEMENTS. Primis's audited consolidated balance sheet as of December 31, 1998, and the related audited consolidated statement of income for the year then ended and its unaudited balance sheet as of September 30, 1999 and the related unaudited statement of income for the nine months then ended (the "Primis Financial Statements"), are attached to the Primis Disclosure Letter. The Primis Financial Statements were prepared in accordance with GAAP (except for the omission of footnotes and other required schedules and information and year end accruals which are immaterial, in the aggregate, in amount). The balance sheets included in such Primis Financial Statements fairly present the financial condition of Primis and its Subsidiaries as of their respective dates and the statements of income included in such Primis Financial Statements fairly present the results of operations of Primis and the Primis Subsidiaries for the periods then ended. None of Primis or any of the Primis Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the Primis Financial Statements, except for liabilities that may have arisen in the ordinary course of business and that are not required by GAAP to be included in the Primis Financial Statements.

         3.8. LEGAL PROCEEDINGS. Except as set forth in Section 3.8 of the Primis Disclosure Letter, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Primis's best knowledge, threatened against or affecting Primis or any Primis Subsidiary against any asset, interest or right of Primis or any Primis Subsidiary or which questions the validity of the transactions contemplated by this Agreement.

         3.9. BROKERS' AND FINDERS' FEES. Primis has not employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

         3.10. ABSENCE OF CHANGES. Except as set forth in Section 3.10 of the Primis Disclosure Letter, since September 30, 1999, there has not been:

                      3.10.(a) any change in the assets, liabilities, financial condition or operating results of Primis from that reflected in the Primis Financial Statements, except changes in the ordinary course of business or otherwise that have not, individually or in the aggregate, materially and adversely affected the business, properties, prospects or financial condition of Primis (as such business is presently conducted and as it is presently proposed to be conducted);

                      3.10.(b) any damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of Primis (as such business is presently conducted and as it is presently proposed to be conducted);

                      3.10.(c) any waiver or compromise by Primis of a material right or of a material debt owed to it;

                      3.10.(d) any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by Primis, except in the ordinary course of business and that is not material to the business, properties, or financial condition of Primis (as such business is presently conducted and as it is presently proposed to be conducted);

                      3.10.(e) any material change to a material contract or arrangement by which Primis or its assets is bound or subject;

                      3.10.(f) any material change in any compensation arrangement or agreement with any employee or officer;

                      3.10.(g) any sale, assignment or transfer of any intangible assets;

                      3.10.(h) any resignation or termination of employment of any key officer or employee of Primis (and Primis does not know of any impending resignation or termination of employment of any such key officer or key employee);

                      3.10.(i) any mortgage, pledge, transfer of a security interest in, or Lien, created by Primis with respect to any of their properties or assets, except Liens for taxes not yet due or payable;

                      3.10.(j) any declaration, setting aside or payment of any dividend or other distribution of Primis' assets in respect of any of Primis' capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Primis;

                      3.10.(k) any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of Primis (as such business is presently conducted and as it is presently proposed to be conducted); or

                      3.10.(l) any agreement or commitment by Primis to do any of the things described in this Section 3.10.

SECTION 4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         4.1. SURVIVAL. After the Closing, any claim for indemnification must be asserted by notice given no later than the end of the Survival Period (as defined herein). Except as provided in Section 8 of this Agreement, all representations, warranties, covenants, and obligations in this Agreement and any other certificate delivered pursuant to this Agreement at the Closing will survive the Closing until the first anniversary of the Closing; provided, however, any claims for fraud or intentional breach shall survive indefinitely. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

         4.2. INDEMNIFICATION. Seller, the non-Plan Selling Shareholders, and the individual accounts in the Plan held by the non-Plan Selling Shareholders as participants in the Plan (the "Specified Plan Accounts"), jointly and severally, will indemnify and hold harmless Primis and its stockholders, controlling persons, and Affiliates (except for Selling Shareholders and the Specified

Plan Accounts) (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: any breach of any representation or warranty made by Seller and the Selling Shareholders in this Agreement or any other certificate delivered by Seller and the Selling Shareholders pursuant to this Agreement at the Closing; and any breach by Seller or any Selling Shareholder of any covenant or obligation of Seller or such Selling Shareholder in this Agreement. Notwithstanding the foregoing, under no circumstances will any participants in the Plan other than the non-Plan Selling Shareholders (and then, only to the extent provided for in this Article 4) be liable to Primis nor will any accounts in the Plan associated with such participants be used in satisfying any such liability to Primis.

         4.3. INDEMNIFICATION BY PRIMIS. Primis will indemnify and hold harmless Seller for any Damages arising, directly or indirectly, from or in connection with: any breach of any representation or warranty made by Primis in this Agreement or in any other certificate or document delivered by Primis pursuant to this Agreement; and any breach by Primis of any covenant or obligation of Primis in this Agreement or closing certificates.

         4.4 LIMITATIONS ON INDEMNIFICATION. No party to this Agreement will nor will the Specified Plan Accounts have any obligation to indemnify any Indemnified Person unless and until the aggregate of all Damages exceeds $25,000 ("Indemnification Threshold"), in which case the indemnifying party will then be obligated to indemnify the Indemnified Party for all such Damages in excess of $25,000.

         No person shall be entitled to indemnification under this Article 4 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

         Notwithstanding any other term of this Agreement, (i) no paying party shall be liable under this Article 4 for an amount that exceeds the amount of the Purchase Price defined in SECTION 1.2 of this Agreement and, (ii) if Seller or any Selling Shareholder is the paying party under this Article 4, the obligation of Seller or Selling Shareholder to make indemnification payments shall be limited to the portion of such Purchase Price actually received by such party in cash , and any difference between such amount and the Purchase Price shall be obtained by Primis through its exercise of the right of offset under
Section 4.6 of this Agreement. The limitation on indemnification payments provided in this paragraph shall be in the aggregate for Selling Shareholders and Seller combined and shall not be construed as separate indemnification limitations for each of Selling Shareholder or Seller.

         4.5.     PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

                  4.5.(a) Promptly after receipt by an indemnified party under
Section 4.2 or 4.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  4.5.(b) If any proceeding is brought against an indemnified party and it gives written notice to the indemnifying party of the commencement of such proceeding and reasonable details regarding the controversy subject to such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be unethical, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 4 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If written notice (including reasonable details) is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party's notice is given, give written notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                  4.5.(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by written notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         4.6. EXCLUSIVE NATURE OF REMEDIES. Except for the remedy of specific performance and other equitable remedies and except to the extent that any of the parties shall have engaged in fraud or an intentional breach of this Agreement, if the transactions contemplated by this Agreement are consummated the rights and remedies set forth in this Article 4 shall be the exclusive rights or remedies available to a party with respect to claims against any of the other parties hereto or any of their respective affiliates, shareholders, members, officers, directors and employees, and heirs, successors and assigns, for which indemnification is authorized or provided pursuant to this Article.

         4.7 RIGHT TO OFFSET. Primis shall have the right to offset the amount of any Fully Resolved Claim against any part of the Deferred Consideration that has not yet been paid to Selling Shareholders. For purposes of this Section 4.7, a "Fully Resolved Claim" shall be any claim for indemnification by Primis under
Section 4.2 which has been fully resolved pursuant to the terms of Section 4.8 of this Agreement.

         4.8 REMEDIES. To the extent feasible, the parties desire to resolve any controversies arising out of or relating to this Agreement, including any claim for Damages, rescission, specific performance or other legal or equitable relief, through discussions and good faith negotiations with each other. In the event that, after good faith discussions and negotiations, such controversies cannot be resolved solely among the parties within thirty (30) days after such discussions have commenced, the parties may, if the controversy is for Damages or other non-injunctive relief, select a type of non-binding formal or informal alternative dispute resolution (ADR) method that is appropriate and feasible under the circumstances such as mini-trial, mediation or the like, and to work in good faith to resolve the controversy, and if the controversy is for injunctive relief, the aggrieved party may appeal immediately to a court of competent jurisdiction. If the parties are unable to resolve a controversy relating to Damages or other non-injunctive relief amongst themselves, after working in good faith and having taken advantage of an appropriate ADR method or methods, such controversy may be settled by appropriate binding arbitration or litigation and appeals, and any Damages established by reason of such arbitration or litigation (upon exhaustion of all appellate remedies) shall be deemed to be finally determined (i.e. "Fully Resolved Claim").

Arbitration of any controversy shall be settled in the City of Atlanta, State of Georgia, in accordance with the rules then obtaining of the American Arbitration Association. The determination of the arbitrator when made shall be binding upon all parties bound by the terms of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The foregoing notwithstanding, Primis shall have the right to seek injunctive relief from any court of competent jurisdiction in the event of any breach or threatened breach of Article 8 of this Agreement.

               SECTION 5. CONDUCT OF BUSINESS PENDING CONSUMMATION

         5.1. AFFIRMATIVE COVENANTS OF BOTH PARTIES. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement prior to Closing, unless the prior written consent of the other party shall have been obtained, and except as otherwise expressly contemplated herein, each party shall operate its business only in the usual, regular, and ordinary course, preserve intact its business organization and Assets and maintain its rights and franchises, and use its reasonable efforts to maintain its current employee relationships.

         5.2. NEGATIVE COVENANTS OF SELLER. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement prior to Closing, Seller covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of Primis:

                      5.2.(a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Seller, or

                      5.2.(b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money or impose, or suffer the imposition, on any Asset of Seller of any Lien or permit any such Lien to exist; or

                      5.2.(c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Seller, or declare or pay any dividend or make any other distribution in respect of Seller's capital stock; or

                      5.2.(d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller's capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                      5.2.(e) adjust, split, combine, or reclassify any of Seller's capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller's capital stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any Asset; or

                      5.2.(f) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any person; or

                      5.2.(g) grant any increase in compensation or benefits to the employees or officers of Seller, except in accordance with the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers or employees of Seller; grant any material increase in fees or other increases in compensation or other benefits to directors of Seller except in accordance with the ordinary course of business consistent with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                      5.2.(h) enter into or amend any employment contract between Seller and any person (unless such amendment is required by Law or a pre-existing contractual obligation) that Seller does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Closing; or

                      5.2.(i) adopt any new employee benefit plan of Seller or make any material change in or to any existing employee benefit plans of Seller other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                      5.2.(j) except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

                        SECTION 6. ADDITIONAL AGREEMENTS

         6.1. AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement.

         6.2. INVESTIGATION AND CONFIDENTIALITY.

                      6.2.(a) Prior to the Closing, each party shall keep the other party advised of all material developments relevant to its business and to consummation of the transactions contemplated by this Agreement and shall permit the other party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party.

                      6.2.(b) Each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

                      6.2.(c) Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other party or which has had or is reasonably likely to have a material adverse effect on the other party.

         6.3. CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither Seller nor any Affiliate thereof nor any Representatives thereof retained by Seller shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any person with respect to an Acquisition Proposal prior to the Closing.

         6.4. ASSIGNMENT AGREEMENT. Primis and Selling Shareholders agree that Seller will execute, immediately prior to Closing, an Assignment Agreement, substantially in the form attached hereto as EXHIBIT 2, to assign Seller's rights to the Internet domain name "Bliss.com" to the Selling Shareholders. After the Closing, Primis will promptly execute Articles of Amendment to the Bliss Associates, Inc. Articles of Incorporation to change the corporate name to a name substantially dissimilar from "Bliss Associates, Inc."

         6.5. SELLER'S EMPLOYEES. At Closing, Primis will employ Seller's active employees, including Barbara Blasy and Curt Bliss, at each employee's current level of compensation, including the assumption by Primis of any accrued vacation or sick pay at Closing under Seller's Benefit Plans. Nothing in the preceding sentence shall preclude Primis from treating Seller's active employees as its own employees at will after Closing, with continued employment at the sole discretion of Primis.

          SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         7.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to perform this Agreement and to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 9.7 of this Agreement:

                      7.1.(a) All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

                      7.1.(b) Each party shall have obtained any and all Consents required for consummation of the transactions contemplated hereby or for the preventing of any default under any Contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party.

                      7.1.(c) No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

         7.2. CONDITIONS TO OBLIGATIONS OF PRIMIS. The obligations of Primis to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Primis pursuant to Section 9.7 of this Agreement:

                      7.2.(a) The representations and warranties of Seller and the Selling Shareholders set forth in this Agreement shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

                      7.2.(b) Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing shall have been duly performed and complied with in all material respects.

                      7.2.(c) Seller shall have delivered to Primis (i) a certificate, dated as of the Closing and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 7.2(a) and 7.2(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by Seller's Board of Directors, and Trustees of the Plan, evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Primis and its counsel shall request.

                      7.2.(d) Since September 30, 1999, there shall not have been any material adverse change in the Seller's Assets or business, working capital, liabilities, financial condition, business prospects or relationships with any suppliers or customers or any material change or any material commitment or transaction of any nature that would adversely affect the business of Seller or any agreement in writing to take any such action.

                      7.2.(e) There shall not have been any damage or destruction materially adversely affecting the Seller's Assets or business;

                      7.2.(f) Each Selling Shareholder shall have executed a shareholders' release substantially in the form attached hereto as
         EXHIBIT 3.

                      7.2.(g) Primis shall have completed its due diligence investigation of Seller, which shall be satisfactory to Primis in its sole discretion.

                      7.2.(h) Primis shall have received opinions of Seller's counsel and Plan counsel substantially in the form of EXHIBIT 4 attached hereto.

                      7.2.(i) Primis shall have received certified copies of resolutions duly adopted by Seller's Board of Directors for the termination of Seller's 401(k) plan substantially in the form of
         EXHIBIT 5 attached hereto.

                      7.2.(j) Primis shall have received certified copies of resolutions duly adopted by Seller's Board of Directors related to Seller's Deferred Compensation Plan and related rabbi trust, the Bliss Associates, Inc. Deferred Compensation Trust to provide for a transfer of the assets held by the plan and trust, and all obligations and liabilities with respect thereto, from Bliss Associates, Inc. to eBliss, LLC, a Missouri limited liability company,substantially in the form of EXHIBIT 6 attached hereto.

         7.3. CONDITIONS TO OBLIGATIONS OF SELLER AND THE SELLING SHAREHOLDERS. The obligations of Seller and the Selling Shareholders to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller and the Selling Shareholders pursuant to Section 9.7 of this Agreement:

                      7.3.(a) The representations and warranties of Primis set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

                      7.3.(b) Each and all of the agreements and covenants of Primis to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing shall have been duly performed and complied with in all material respects.

                      7.3.(c) Primis shall have delivered to Seller (i) a certificate, dated as of the Closing and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 7.3(a) and 7.3(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by Primis's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

                      7.3.(d) The Selling Parties shall have received the opinion of Primis' counsel substantially in the form of EXHIBIT 7 attached hereto.

                      7.3.(e) Since September 30, 1999, there shall not have been any material adverse change in Primis' Assets or business, working capital, liabilities, financial condition, business prospects or relationships with any suppliers or customers or any material change or any material commitment or transaction of any nature that would adversely affect the business of Seller or any agreement in writing to take any such action.

                           SECTION 8. NON-COMPETITION

         8.1. NON-COMPETITION AGREEMENT. Each of the Selling Shareholders agree that from and after the Closing until five (5) years after the Closing (such date being referred to herein as the "ENDING DATE" and the period beginning on the Closing Date and ending on the Ending Date, being referred to herein as the "NON-COMPETITION PERIOD"), neither Selling Shareholder nor any of their Affiliates will, directly or indirectly:

                      8.1.(a) except as an officer or employee of Primis or any Subsidiary of Primis, engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to, receive any material economic benefit from (except as a passive investor in publicly-held companies, holding less than one percent of its outstanding voting common stock or in mutual funds) or exert any influence upon, any business which conducts activities anywhere in the counties within the states of Missouri and Kansas in which Seller or its employees have performed an appraisal within the past five (5) years or any county in which Primis employees perform appraisals, or plan to perform appraisals, during the Non-Competition Period;

                      8.1.(b) except in connection with any duties as an officer or employee of Primis or other Subsidiary of Primis, solicit, divert or attempt to solicit or divert any party who is, was or was solicited to become, a customer of Primis at any time prior to the Closing;

                      8.1.(c) employ, solicit for employment or encourage to leave their employment, any person who was during the one-year period prior to such employment, solicitation or encouragement or is an officer or employee of Primis;

                      8.1.(d) induce or attempt to induce any third party to cease doing business with Primis; or

                      8.1.(e) make any statement to any third party, including the press or media, reasonably likely to result in adverse publicity for Primis.

         8.2. SPECIFIC PERFORMANCE. Each of the Selling Shareholders recognizes and affirms that in the event of breach by any of them of any of the provisions of this Section, money damages would be inadequate and Primis would have no adequate remedy at law. Accordingly, each of the Selling Shareholders agrees that Primis shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Selling Shareholders' obligations under this Section not only by an action or actions for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future of the provisions of this Section (including the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 8 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any of the Selling Shareholders of any of the provisions of this
Section 8, the running of the Non-Competition Period (but not of the Shareholders' obligations under this Section 8) shall be suspended with respect to the Selling Shareholders during the continuance of any actual breach or violation.

         8.3. SEVERABILITY. If at any time any of the provisions of this Section 8 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this
Section 8 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Selling Shareholders expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         8.4. NO LIMITATION OF OTHER PROVISIONS. The provisions of this Section 8 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by any Selling Shareholder.

                          SECTION 9. GENERAL PROVISIONS

         9.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

                      9.1.(a) By mutual consent of the Board of Directors of Primis and the Board of Directors of Seller; or

                      9.1.(b) By the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy; or

                      9.1.(c) By the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                      9.1.(d) By the Board of Directors of either party in the event that the Closing shall not have been consummated by February 29, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section.

                  In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 9.1 and Sections 6.2 and 9.10 of this Agreement shall survive any such termination and abandonment.

         9.2. DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "ACQUISITION PROPOSAL" with respect to a party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such party or any of its Subsidiaries.

                  "AFFILIATE" of a person shall mean any other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person.

                  "AGREEMENT" shall mean this Agreement, including the Exhibits and schedules hereto delivered pursuant hereto and incorporated herein by reference.

                  "ASSETS" of a person shall mean all of the assets, properties, businesses, and rights of such person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such person, and whether or not owned in the name of such person or any Affiliate of such person and wherever located.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any person pursuant to any contract, Law, order, or permit.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property taxes not yet due and payable.

                  "PRIMIS COMMON STOCK" shall mean the $.01 par value common stock of Primis.

                  "PRIMIS DISCLOSURE LETTER" shall mean the letter delivered prior to the execution of this Agreement to Seller describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

                  "REGULATORY AUTHORITIES" shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a person.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SELLER DISCLOSURE LETTER" shall mean the letter delivered prior to the execution of this Agreement to Primis describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

                  "SUBSIDIARIES" shall mean all those corporations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

         9.3. PUBLIC STATEMENTS. Except as required by law, neither Seller, the Selling Shareholders nor Primis shall, without the prior written approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement. Primis, Seller and the Selling Shareholders may disclose information with respect to the transaction contemplated hereby to their respective employees, agents, consultants and third parties only to the extent such persons have a need to know such information or as may be required by law, rule, regulation, decree or court order.

         9.4. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally and sent by facsimile:

         (a)      If to Primis:

                      Primis, Inc.
                      Attn.: Chief Legal Officer
                      11475 Great Oaks Way, Suite 320
                      Alpharetta, Georgia 30022
                      (770) 777-8600 (telephone)
                      (770) 777-8591 (facsimile)

         With a copy to:

                      Patrick W. Mattingly, Esq.
                      Wyatt, Tarrant & Combs
                      2800 Citizens Plaza
                      Louisville, Kentucky 40202
                      (502) 589-5235 (telephone)
                      (502) 589-0309 (facsimile)

         (b)      If to Seller or the Selling Shareholders:

                      "Seller"

                      Bliss Associates, Inc.
                      720 Commerce Tower
                      911 Main Street
                      Kansas City, Missouri 64105-2030
                      (816) 421-2964 (telephone)
                      (816) 421-3900 (facsimile)

                      "Selling Shareholders"

                      Mark R. Cox, as Shareholder and Plan Participant 5600 W. 86th Terrace
                      Overland Park, KS  66207

                      Roland G. Hoffman, as Shareholder and Plan Participant 1087 NE Lakepoint Court
                      Blue Springs, MO  64214

                      Robert E. Marx, as Shareholder and Plan Participant 6015 Howe Drive
                      Shawnee Mission, KS  66205-3445

                      Kenneth E. Meyers, as Shareholder and Plan Participant 16519 W. 79th Terrace
                      Lenexa, KA  66219

                      Gregory Nitschke, as Shareholder and Plan Participant 813 NW North Ridge Ct.
                      Blue Springs, MO  64015

         With a copy to:

                      P. Mitchell Woolery
                      Polsinelli White Vardeman & Shalton
                      700 West 47th Street, Suite 1000
                      Kansas City, MO 64112
                      (816) 753-1000 (telephone)
                      (816) 753-1536 (facsimile)

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

         9.5. PARTIES IN INTEREST; ASSIGNMENT. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of either party to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement is not assignable (whether by merger, operation of law or otherwise) and any purported assignment shall be null and void.

         9.6. CONSTRUCTION; GOVERNING LAW. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Missouri, without regard to the principles of conflicts of laws thereof.

         9.7. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the Seller Disclosure Letter, the Primis Disclosure Letter and Exhibits and Schedules hereto, along with each of the Employment Agreements with each of the Selling Shareholders ("Employment Agreement" or collectively "Employment Agreements"), constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Primis (or its permitted assigns). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and Seller.

         9.8. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         9.10. EXPENSES. Each party shall pay their respective legal and out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         9.11. TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

         9.12. DISCLOSURE LETTER.

                  9.12.(a) The disclosures in the Seller Disclosure Letter and the Primis Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  9.12.(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Letter or the Primis Disclosure Letter (other than an exception expressly set forth as such in the Seller Disclosure Letter or the Primis Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                 [ REMAINDER OF PAGE INTENTIONALLY LEFT BLANK ]

                  IN WITNESS WHEREOF, Seller, the Selling Shareholders and Primis have caused this Agreement to be executed as of the day and year first written above.

                        "Seller"

                        BLISS ASSOCIATES, INC.

                        By:    __________________________________________

                        Name:  __________________________________________

                        Title: __________________________________________

                        "Selling Shareholders"

                        _________________________________________________
                        Mark R. Cox, as Shareholder and Plan Participant 5600 W. 86th Terrace
                        Overland Park, KS 66207

                        _________________________________________________
                        Roland G. Hoffman, as Shareholder and Plan Participant 1087 NE Lakepoint Court
                        Blue Springs, MO 64214

                        _________________________________________________
                        Robert E. Marx, as Shareholder and Plan Participant 6015 Howe Drive
                        Shawnee Mission, KS 66205-3445

                        _________________________________________________
                        Kenneth E. Meyers, as Shareholder and Plan Participant 16519 W. 79th Terrace
                        Lenexa, KA  66219

                        _________________________________________________
                        Gregory Nitschke, as Shareholder and Plan Participant 813 NW North Ridge Ct.
                        Blue Springs, MO 64015


Signature Page to Stock Purchase Agreement

                        BLISS ASSOCIATES, INC. 401(K) PROFIT SHARING PLAN

                        _______________________________________________
                        Mark R. Cox, as Trustee

                        _______________________________________________
                        Roland G. Hoffman, as Trustee

                        _______________________________________________
                        Robert E. Marx, as Trustee

                        _______________________________________________
                        Kenneth E. Meyers, as Trustee

                        _______________________________________________
                        Gregory Nitschke, as Trustee


                        "Primis"

                        PRIMIS, INC.

                        By:    ________________________________________

                        Name:  ________________________________________

                        Title: ________________________________________


Signature Page to Stock Purchase Agreement

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